Exhibit 10.55
[Triad Guaranty Inc. Letterhead]
July 17, 2008
CONFIDENTIAL
Mr. William T. Ratliff, III
3944 Forest Glen Drive
Birmingham, AL 35213
Re:   Service as Interim President and Chief Executive Officer
Dear Will:
     The purpose of this letter is to confirm your understanding with Triad Guaranty Inc. (the “Company”) regarding your election as President and Chief Executive Officer of the Company on an interim basis. Our agreement is as follows:
1.	You will be elected by the Board of Directors of the Company as President and Chief Executive Officer effective as of the close of business on July 18, 2008 in conjunction with the resignation of Mark K. Tonnesen from those positions at that time. In addition, you will be elected as an officer and a member of the Boards of Directors of the appropriate subsidiaries of the Company in appropriate positions on a contemporaneous basis as Mr. Tonnesen resigns from such positions on or before August 15, 2008. In your capacity as President and Chief Executive Officer, you will report directly to the Board of Directors. You will also continue to serve the Company as Chairman of the Board.

2.	It is understood that your election to the position of President and Chief Executive Officer will be on an interim basis, with an estimated duration of approximately 60-90 days, but in no event later than December 31, 2008 absent the agreement of both you and the Company. One of your key responsibilities as President and Chief Executive Officer will be to work with the Company’s Board of Directors or one or more appropriate committees of the Board to identify a qualified candidate to assume the position of President and Chief Executive Officer at the earliest practical time.

3.	Your compensation for service as President and Chief Executive Officer will be a base salary at the annual rate of $600,000 per year, payable in installments in accordance with the Company’s regular payroll practices and subject to any required withholdings. This base salary includes all amounts currently being paid to you for your service as Chairman of the Company. You will not be eligible for any bonus, severance pay or other compensation or to participate in any benefit plan or arrangement offered by the Company unless the Board of Directors otherwise determines. You will be entitled to prompt reimbursement for all reasonable expenses incurred by you in furtherance of the business of the Company in connection with performance of your duties as President and Chief Executive Officer in accordance with the policies and procedures established by the Company for reimbursement of expenses incurred by executive officers.
4.	In the performance of your duties as President and Chief Executive Officer, it is anticipated that you would devote such time (including time at the Company’s offices in Winston-Salem, North Carolina and travel to other locations on behalf of the Company) as is reasonably necessary or required to discharge the duties of these offices.
     If the foregoing correctly sets forth our understanding, please indicate by signing below.
Very truly yours,
/s/ Glenn T. Austin
Glenn T. Austin, Jr.
Lead Independent Director
Accepted and Agreed:
/s/ William T. Ratliff
William T. Ratliff, III